Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 925-9308
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Increases Quarterly Cash Distribution

by 18 Percent Compared to Prior Year Quarter

DENVER—April 24, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that the Board of Directors of the General Partner of MarkWest Energy Partners, L.P., declared a cash distribution of $0.60 per common unit for the first quarter of 2008, for an implied annual rate of $2.40 per common unit.  The first quarter 2008 distribution represents an increase of $0.03 per common unit, or 5 percent, over the fourth quarter 2007 distribution and an increase of $0.09 per common unit, or 18 percent, over the first quarter 2007 distribution.

“We are pleased to announce our first quarter 2008 distribution, which is the first following the successful merger of MarkWest Energy Partners and MarkWest Hydrocarbon,” commented Frank Semple, President and Chief Executive Officer.  “This increased distribution reflects the continued strong performance of our assets and our confidence in executing our 2008 plan.  We will provide updated guidance for full year 2008 distributable cash flow during our first quarter earnings conference call.”

The first quarter 2008 distribution is payable May 15, 2008, to unitholders of record on May 5, 2008.  The ex-dividend date is May 1, 2008.

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MarkWest Energy Partners, L.P. (NYSE:MWE) is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.